UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 22, 2013

Date of Report (Date of earliest event reported)

SYCAMORE NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27273	04-3410558
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

220 Mill Road

Chelmsford, MA 01824

(Address of principal executive offices)

(Zip code)

Registrant’s telephone number, including area code: (978) 250-2900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01: Other Information

On April 22, 2013, Sycamore Networks, Inc. (the “Company”) filed a complaint in the Complex Commercial Litigation Division of the Superior Court of the State of Delaware against Sycamore Networks Solutions, Inc. (f/k/a Sunrise Acquisition Corp.) (“Buyer”), Marlin Executive Fund III, L.P., and Marlin Equity III, L.P. (collectively with Buyer, the “Marlin Parties”), in connection with the Company’s previously announced sale of its Intelligent Bandwidth Management business, which closed on January 31, 2013 (the “Asset Sale”). The complaint asserts claims for breach of contract against the Marlin Parties and for declaratory judgment against Buyer for certain amounts due to the Company under the Asset Purchase and Sale Agreement dated October 23, 2013 by and between the Company and Buyer (the “Agreement”) and certain agreements related thereto.

The complaint seeks 1) judgment in favor of the Company for damages in the amount of $894,598, together with interest accrued, with respect to reimbursement for the Company’s operation of Sycamore Networks (Shanghai) Co. Ltd. (“Sycamore Shanghai”) for the benefit of Buyer during the period from the Asset Sale until the receipt of regulatory approval for the transfer of Sycamore Shanghai to Buyer, 2) declaratory judgment that cash in the amount of $345,932 remaining in the accounts of subsidiaries of the Company transferred to Buyer in the Asset Sale are excluded assets under terms of the Agreement and, accordingly, belong to the Company and 3) declaratory judgment that Buyer’s assertion that a $1.1 million decrease in the calculation of net working capital is necessary was untimely because it was made after the expiration of the forty- five day time period set forth in the Agreement. The complaint alleges that, among other things, in communications between the Company and Buyer, Buyer has acknowledged that the $894,598 reimbursement in respect of Sycamore Shanghai is currently due and owing to the Company, but despite repeated requests, Buyer has refused to remit such amount to the Company. The Company intends to vigorously pursue all amounts owed to the Company by the Marlin Parties pursuant to the Agreement and related agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Sycamore Networks, Inc.

By:	/s/ Alan R. Cormier
Alan R. Cormier President and Chief Executive Officer (Duly Authorized Officer and Principal Executive Officer)

Dated: April 25, 2013